Community Bank Shares of Indiana, Inc. reports 1st quarter net income available to common shareholders of $1.7 million and a 10% dividend increase

New Albany, Ind. (April 18th, 2013) – Community Bank Shares of Indiana, Inc. reported first quarter net income available to common shareholders of $1.7 million, a 4.8% increase over the same quarter in 2012. Earnings per diluted common share were $0.50 for the first three months of 2013, a 4.2% increase over the same quarter last year.

The Company’s Board of Directors declared a cash dividend per share of $0.11 on the common stock of the Company, payable on May 31, 2013, to shareholders of record at the close of business on May 10, 2013. The 2nd quarter dividend represents an annualized 10% increase in cash dividends per common share over the previous quarter.

James Rickard, President and Chief Executive Officer, commented, “We are pleased to announce this dividend increase as a sign of our belief in the financial strength of the Company and our confidence in the ability to profitably grow the franchise in the future. Our operating results have steadily improved over the last several years and our board of directors agreed that it was time to reward those that have entrusted us with their investment.”

Rickard continued, “We remain intently focused on our net interest margin, which is the primary driver of earnings for the Company. Asset yields continue to decline in response to a historically low interest rate environment while funding costs are about as low as they can go. This will put pressure on community bank margins for at least the next few years, but we will not sit back and let external forces drive our margin lower. We have the opportunity to take lower-yielding cash inflows from our unusually large securities portfolio and redirect these into higher-yielding loans. Our sales teams are diligently prospecting for new financing opportunities. While the market remains very price competitive, we are encouraged by our current pipeline and the increase in net loans of $5.7 million in the first quarter of 2013.”

The following points summarize significant financial information for the first quarter of 2013:

•	Net income available to common shareholders was $1.7 million, a 4.78 increase over the same period in 2013.

•	Tangible book value per common share of $17.23 as of March 31, 2013.

•	Net interest margin, on a tax equivalent basis, of 4.06%, a decrease from 4.08% for the same period in 2012.

•	Non-interest income decreased by $884,000 to $1.4 million when compared to the same period in 2012. The primary factor was a $721,000 decrease in the gain on sale of securities.

•	Non-interest expenses increased 1.75% to $6.1 million, a $103,000 increase when compared to the same period in 2012.

•	Provision for loan losses was $247,000, a decrease of $553,000 from the quarter ending December 31, 2012 and a $1.3 million decrease from the same period in 2012.

•	Non-performing assets increased by $6.3 million to $21.4 million from the quarter ended December 31, 2012. The increase was due to moving one credit relationship with a balance of $6.9 million to non-accrual status during the period. The Company charged-off $1.2 million in the first quarter of 2013 related to this credit which had been fully provided for prior to the first quarter. As of December 31, 2012, the relationship had been classified as a troubled debt restructuring.

•	Total loans grew by $5.7 million to $471.3 million from the quarter ended December 31, 2012.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share data)

Interest income	$7,724	$8,423
Interest expense	638	1,106
Net interest income	7,086	7,317
Provision for loan losses	247	1,506
Non-interest income	1,424	2,308
Non-interest expense	6,086	5,882
Income before income taxes	2,177	2,237
Income tax expense	270	402
Net income	$1,907	$1,835
Preferred stock dividends	(221)	(226)
Net income available to common shareholders	$1,686	$1,609
Basic earnings per common share	$0.50	$0.48
Diluted earnings per common share	$0.50	$0.48

Credit quality metrics are as follows (in thousands):

		As of
	March 31, 2013	December 31, 2012	March 31, 2012

Loans on non-accrual status	$15,160	$8,718	$15,170
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	6,242	6,345	4,678
Total non-performing assets	$21,402	$15,063	$19,848

Non-performing assets to total assets	2.64%	1.87%	2.51%
Allowance for Loan Losses to Total Loans	1.63	3.24	2.18

The Company’s unaudited condensed consolidated balance sheets are as follows:

	March 31, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and due from financial institutions	$13,454	$19,039
Interest-bearing deposits in other financial institutions	18,773	32,305
Securities available for sale	254,267	251,205
Loans held for sale	553	1,225
Loans, net of allowance for loan losses of $7,669 and $8,762	463,598	456,827
Federal Home Loan Bank and Federal Reserve stock	5,998	5,998
Accrued interest receivable	3,127	3,014
Premises and equipment, net	13,594	14,094
Cash surrender value of life insurance	20,877	20,709
Other intangible assets	582	638
Foreclosed and repossessed assets	6,242	6,345
Other assets	8,601	8,101
Total Assets	$809,666	$819,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$169,350	$169,411
Interest-bearing	453,114	455,256
Total deposits	622,464	624,667
Other borrowings	47,314	45,500
Federal Home Loan Bank advances	30,000	40,000
Subordinated debentures	17,000	17,000
Accrued interest payable	130	177
Other liabilities	5,856	5,714
Total liabilities	722,764	733,058

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	86,902	86,442
Total Liabilities and Stockholders’ Equity	$809,666	$819,500

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2012 Form 10-K filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375